EXERCISE AND ACCEPTANCE OF OPTION

This Exercise and Acceptance of Option (this "Exercise of Option") is effective as of July 14, 2017, and is by and between Corix Bioscience, Inc., a Wyoming corporation, f/k/a American Housing Income Trust, Inc., a Maryland corporation ("Corix") and Northern NM Properties, LLC, a New Mexico limited liability company ("Northern"). Corix and Northern are collectively referred to herein as the "Parties," or individually, a "Party."

WHEREAS, on April 1, 2017, the Parties executed a First Amendment to the Limited Liability Partnership Agreement of AHIT Northern NM Properties, LLP (the "Partnership") dated July 13, 2016 (the "First Amendment").

WHEREAS, pursuant to Section 1 of the First Amendment, Northern has the option to purchase 5,006 limited partnership units of the Partnership titled to Corix, which accounts for 1% of the issued and outstanding limited partnership units (the "Corix Limited Partnership Interests"), and "General Partnership Interest," as this term is defined in the Amendment, for $35,000.

WHEREAS, this Exercise of Option memorializes Northern's exercise of its purchase option relying on the representations and warranties of Corix herein, and once closed, Northern shall own all issued and outstanding general and limited partnership interests in the Partnership.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1. Exercise of Option. In consideration for the payment of $35,000 by July 14, 2017 to Corix, Corix shall transfer and otherwise assign separate from certificate all rights, title and interest in any and all general and limited partnership interests in the Partnership resulting in Northern owning all general and limited partnership interests in the Partnership. The failure of Northern to pay the consideration herein constitutes a waiver of its rights under the First Amendment to exercise the option therein, and as set forth herein.

2. Representations and Warranties. By executing below, Corix represents and warrants that it has taken no actions to encumber the Corix Limited Partnership Interests or the General Partnership Interest. Corix further represents and warrants that it is not restricted by any contract or order of court or regulatory agency in executing and performing under this Exercise of Option. The Parties, individually and jointly, represent and warrant to the other that the First Amendment is hereby restated and remains in full force and effect, more specifically, the Mutual Release in Section 6 of the First Amendment, which is reaffirmed below.

3. Capacity and Authority. Each Party has the requisite power and authority to execute and deliver this Exercise of Option and to consummate their respective transactions contemplated hereby in the manner and form set forth in this Exercise of Option. The execution, delivery and performance of this Exercise of Option has been duly authorized by all necessary action on the part of the respective Parties, and constitutes a legal, valid and binding obligation of the Parties, enforceable against each Party, except as such enforceability may be limited by: *(i)* applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and *(ii)* general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery, and performance of this Exercise of Option *(i)* does not and will not violate any provisions of law or any trust agreement applicable to the Parties and *(ii)* does not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) the Parties' articles of incorporation or bylaws or any indenture, mortgage, lease, deed of trust; other instrument, contract, or agreement; or any order, judgment, arbitration award, or decree to which Corix or Northern are a party or by which any of the Parties or any of their respective assets and properties are bound.

4. Indemnification and Hold Harmless. In the event of performance by the Parties under this Exercise of Option, Corix agrees to indemnify and hold Northern harmless from any misrepresentations in Section 2, above, including but not limited to reasonable attorney fees and costs.

5. Legal Representation. The Parties hereby represent that each Party has sought independent legal counsel in reviewing this Amendment, the Limited Partnership Agreement, and all other related agreements and formation documents. The Parties further acknowledge that they have relied on independent legal counsel in all matters associated with the Partnership.

6. Waiver of Potential Conflict. Northern hereby waives any and all objections to any potential conflicts of interest that may arise from Paesano Akkashian Apkarian PC's dual representation of Corix and the Partnership in connection with this Exercise of Option.

7. Reaffirmation of Mutual Release. In consideration of the terms set forth in the Amendment and this Exercise of Option, above, each of the Parties, together with all of their shareholders, members, directors, officers, agents, representatives, attorneys, accountants, advisors, heirs, beneficiaries, successors, and assigns, release, acquit and discharge the other Party, and all of their respective shareholders, members, directors, officers, agents, representatives, attorneys, accountants, advisors, heirs, beneficiaries, successors, and assigns, from any and all claims, debts, demands, suits, actions, or causes of action, known or unknown, liquidated or unliquidated, fixed or contingent, direct and indirect, from the beginning of time to the Effective Date. This release does not release any claims for breach of the Amendment or this Exercise of Option.

8. Balance of Agreement. Except as for the transfer of the Corix Limited Partnership Interest and General Partnership Interest from Corix to Northern, this Exercise of Option does not amend the Limited Partnership Agreement and the Limited Partnership Agreement shall remain in full force and effect. However, upon full performance of this Exercise of the Option, the Master UPREIT Formation Agreement and Contribution Agreement between Corix, at the time it was known as American Housing Income Trust, Inc., and Northern shall be null and void, except for any provision necessary to remain in effect in order to maintain the Partnership as a limited liability partnership under Maryland law.

9. Conflict Disclosure and Waiver. Les Gutierrez is a member and control person of Northern, and serves as a Director on the Real Estate Committee of Corix. Corix and Northern agree to waive any conflict of interest in Mr. Gutierrez serving in these capacities.

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IN WITNESS WHEREOF, the Parties hereto have signed this Exercise of Option on the Effective Date, even if their respective signatures were affixed to this Amendment at an earlier or later date.

AHIT NORTHERN NM PROPERTIES, LLP,
a Maryland limited liability partnership, by
and through its General Partner,

CORIX BIOSCIENCE, a Wyoming corporation.

By: Michael Ogburn
Its: Chairman of the Board

NORTHERN NM PROPERTIES, LLC, a New Mexico limited liability company

By: Jerry Lopez
Its: Authorized Member

By: Les Gutierrez
Its: Authorized Member

CORIX BIOSCIENCE, INC., a Wyoming corporation

By: Michael Ogburn
Its: Chairman of the Board